QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between Optio Software, Inc. ("Company"), and Warren K. Neuburger ("You" or "Your")(collectively referred to as the "Parties"), is entered into and effective as of the 7th of May, 2001 (the "Effective Date").1

1
Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of "Agreement."

    WHEREAS, the Company is engaged in the Business;

    WHEREAS, the Company desires to employ You as President and Chief Operating Officer, and You desire to accept said employment by the Company;

    WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;

    WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be converted to Your own use;

    WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement; and

    WHEREAS, the Company and You have agreed upon the terms and conditions of Your employment with the Company and the Parties desire to express the terms and conditions in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

    1.  Employment and Duties.

      A.  Company shall employ You as President and Chief Operating Officer in accordance with the terms and conditions set forth in this Agreement. You accept employment on the terms set forth herein. You shall report to the Chief Executive Officer of the Company, or such other executive as may be designated by the Chief Executive Officer.

      B.  You shall have such duties as set forth on Exhibit B ("Duties") and as may otherwise be assigned to You by the Chief Executive Officer from time to time.

      C.  You agree to devote all necessary working time required of Your position, to devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and to fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Company. You may, however, (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and (iii) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.

      D.  As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company.

      E.  You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company's employee handbook. Material changes to policies and procedures may be made from time to time by the Chief Executive Officer and/or the Board of Directors. If this Agreement conflicts with such policies or procedures, this Agreement will control.

    2.  Compensation.

      A.  Base Salary.  During the term of this Agreement, Company shall pay to You a base salary of $270,000 per year ("Base Salary"), subject to all applicable withholdings. Your Base Salary may be adjusted annually at the discretion of the Board of Directors, however these adjustments may only be increases and not decreases. Your Base Salary shall be paid to You in accordance with the Company's normal payroll practices.

      B.  Bonus.  During the term of this Agreement, You will receive an annual bonus if Your performance and the Company's performance meets certain criteria established from year to year by the Company's Board of Directors (the "Bonus"). You will not receive any Bonus if, due to termination for cause, You are not employed on the last day of the year for which the Bonus is to be paid, otherwise the bonus is to be prorated. The Bonus will be subject to all applicable withholdings and will be paid within sixty (60) days after the end of the year.

      C.  Stock Options.  As soon as possible after execution of this Agreement, the Company will request that the Board of Directors grant You an option to acquire 400,000 shares of the Company's common stock (the "Option"). The exercise price of the Option shall be the fair market value as of the date of grant of the Option. The Option shall vest as follows: (i) 12.5 percent (12.5%) of the Option shall vest on the Effective Date, and (ii) the remaining 87.5 percent (87.5%) of the Option shall vest in equal installments on an annual basis over a period of four (4) years, commencing on the Effective Date. Vesting of the Option shall cease upon termination of Your employment for any reason except as provided in Section 5C or 5D of this Agreement. The Option will be subject to the terms and conditions of a Stock Option Grant Certificate (the "Stock Option Certificate") to be prepared by the Company and the Company's Stock Incentive Plan.

      D.  Executive Benefits.  You shall be entitled to participate in all benefit plans as shall be in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans and programs.

    3.  Term.  The term of this Agreement shall be for a period of two (2) years, beginning on the Effective Date and ending on April 21, 2003 (the "Employment Period"). This Agreement may be extended for an additional one (1) year period by a writing signed by both Parties thirty (30) days prior to expiration of the Employment Period. If this Agreement is extended in accordance with this Section, the extended period shall be included in the definition of "Employment Period" for purposes of this Agreement.

    4.  Termination.  This Agreement may be terminated upon the occurrence of any of the following events:

      A.  Expiration of the term of this Agreement, unless renewed in a writing signed by both Parties in accordance with Section 3 above;

      B.  Your death, however prorating of bonus (to the extent earned by You prior to Your death) and options (to the extent vested as of the date of Your death) would transfer to Your estate subject to the terms and conditions of the Company's option plan and Your Stock Option Certificate;

      C.  Your disability;"Disability" means the inability of the Executive, due to the condition of the Executive's physical, mental or emotional health, to regularly and satisfactorily perform the duties of the Executive's responsibilities as an executive of the Company or its subsidiaries for a continuous period in excess of three months. If the existence of the Executive's Disability shall be disputed by either party, the determination by a physician duly licensed to practice medicine that such Disability exists shall be necessary to establish such Disability, unless the Executive refuses to submit to appropriate examinations at the request of the Board, in which case the determination of the Board in good faith and after the requisite period of Disability shall be conclusive as to whether such Disability exists;

      D.  Mutual written agreement between You and the Company at any time;

      E.  For Cause, as defined below,:

        1.  Your material breach of this agreement, provided that, if such breach is curable, You shall be entitled to written notice and a thirty (30) day opportunity to cure such breach;

        2.  Any act or omission by You which is, or is likely to be, materially injurious to the Company or the business reputation of the Company;

        3.  Your dishonesty, fraud, malfeasance, gross negligence or misconduct in the performance of Your duties or otherwise having an adverse affect on the Company;

        4.  Your continued failure to satisfactorily perform Your duties under this Agreement, to follow the direction (consistent with Your duties) of the Chief Executive Officer or any other individual to whom You report, or to follow the policies, procedures, and rules of the Company, after notice and a thirty (30) day opportunity to cure;

        5.  Your arrest, indictment for, or conviction of, or Your entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or

        6.  Your resignation for other than Good Reason or failure to perform services under this Agreement.

      F.  Your resignation for Good Reason which shall exist if the Company, without Your written consent, (i) takes any action which is inconsistent with, or results in the reduction of, Your then current title, duties or responsibilities, (ii) reduces Your then current Base Salary, (iii) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees; (iv) requires You to relocate more than seventy-five (75) miles from the location of the Company's offices on the Effective Date, or (v) enters into a Change of Control transaction and the successor corporation, if it is not the Company, does not assume (by law or contract) the obligations of the Company hereunder. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within thirty (30) days of receiving notice by You of such action.

      G.  Termination of employment by the Company at any time for any reason not defined in sub-sections A-F above.

    5.  Post Termination Payment Obligations.

      A.  If this Agreement terminates for any of the reasons set forth in sub-sections 4 A, B, D or E of this Agreement, then You shall be entitled to receive Your Base Salary through the termination date and thereafter the Company shall have no further obligations under this Agreement, including, but not limited to, the obligation to pay You any portion of the Bonus under Section 2 B, but You shall continue to be bound by Sections 8, A, B, and C, and all other post-termination obligations contained in this Agreement.

      B.  If this Agreement terminates for any of the reasons set forth in sub-sections 4 F or G of this Agreement, then the Company shall pay You a separation payment equal to twelve (12) months base salary in effect as of the date of termination, payable over a period of twelve (12) months in accordance with the Company's normal payroll practices, any prorated Bonus payments (to the extent earned by You prior to Your termination date). If this Agreement terminates for the reason set forth in sub-section 4C of this Agreement by reason of an injury which occurs in the course of the performance of Your duties for the Company, then the Company shall pay You a separation payment equal to twelve (12) months base salary in effect as of the date of termination, less the monthly amount that you are entitled to receive under any and all long-term and short-term disability insurance policies, payable over a period of twelve (12) months in accordance with the Company's normal payroll practices.In the event that this Agreement terminates prior to expiration of the Employment Period, the separation payments set forth in the preceding sentence shall constitute full satisfaction of the Company's obligations under this Agreement. The Company's obligation to make the separation payments shall be conditioned upon Your:

        1.  Execution of a Separation and Release Agreement in a form prepared by the Company whereby You release the Company from any and all liability and claims of any kind; and

        2.  Compliance with the restrictive covenants (Sections 8 A, B, and C) and all post-termination obligations contained in this Agreement.

      The Company's obligation to make the separation payments set forth in this Section 5B shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.

      C.  If, within twelve (12) months following a Change of Control, (i) the Company or the successor entity to the Company terminates Your employment in the manner described in sub-sections 4G of this Agreement or (ii) You terminate your employment pursuant to sub-section 4F of this Agreement; or (iii) the successor entity to the Company fails to extend the term of this Agreement for an additional one (1) year period in accordance with Section 3 above, then (i) You shall receive the separation payment stated, and subject to the conditions set forth, in section 5B above, and (ii) vesting of the Option shall be accelerated so that the Option shall be immediately exercisable in full in accordance with the terms and conditions of the Stock Option Certificate.

      D.  If the Company terminates Your employment in the manner described in sub-section 4G of this Agreement, then vesting of the Option shall be accelerated so that the Option shall be immediately exercisable in full in accordance with the terms and conditions of the Stock Option Certificate.

    6.  Set-Off.  If You have any outstanding obligations to the Company at the time this Agreement terminates for any reason, You acknowledge that the Company is authorized to deduct any amounts owed to the Company from Your final paycheck and/or from any amounts that would otherwise be due to You under Section 5B above.

    7.  Books and Records.  You agree that all files, documents, records, customer lists, books and other materials which come into Your use or possession during the term of this Agreement and which are in any way related to the Company's business shall at all times remain the property of the Company, and that upon request by Company or upon the termination of this Agreement for any reason, You shall immediately surrender to Company all such property and copies thereof.

    8.  Restrictive Covenants.  You acknowledge that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

      A.  Trade Secrets and Confidential Information.  You represent and warrant that: (i) You are not subject to any agreement that would prevent You from performing Your duties for the Company or otherwise complying with this Agreement, and (ii) You are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

      You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's consent.

      The obligations under this Section 8A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

      B.  Non-Solicitation of Customers.  During the Restricted Period, You will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 8B apply only to the Customers with whom You had Contact.

      C.  Non-Recruit of Employees.  During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

    9.  Work Product.  Your employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

    The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

    You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

    10.  License.  You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (ii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

    11.  Release.  You consent to the Company's use of Your image, likeness, voice, or other characteristics in the Company's products or services. You release the Company from any claims which You have or may have for right of publicity, copyright infringement, or any other causes of action arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

    12.  Post-Employment Disclosure.  During the Restricted Period, you will disclose that you have covenants (and the nature of those covenants) to persons and/or entities to whom You provide goods and services. If, during the Restricted Period, You provide services to another person or entity which provides goods or services competitive with the goods or services provided by the Company You shall provide the Company with such person or entity's name, Your job title, and a description of the services You will provide.

    13.  Injunctive Relief.  You agree that if You breach Sections 8, 9, 10 and/or 11 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, or (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

    14.  Severability.  The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

    15.  Attorneys' Fees.  In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.

Initials

WKN
CWC

    16.  Arbitration With Respect to Certain Matters.  The parties agree to submit to arbitration, in accordance with these provisions, any claim or controversy arising from or related to the alleged breach of this Agreement, provided that claims or disputes of the types described in Section 13 above shall not be subject to this Section 16. The parties further agree that, other than with respect to claims or disputes of the types described in Section 13 above, the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein, but that no arbitrator shall have authority to expand the scope of these arbitration provisions. Any arbitration hereunder shall be conducted under the Model Employment Procedures of the American Arbitration Association (AAA). Either party may invoke arbitration procedures herein by written notice for arbitration containing a statement of the matter to be arbitrated. The parties shall then have fourteen (14) days in which they may identify a mutually agreeable, neutral arbitrator. After the fourteen (14) day period has expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In the event the parties cannot agree upon a neutral arbitrator within fourteen (14) days after written notice for arbitration is received, their joint submission to the AAA shall request a panel of nine arbitrators who are practicing attorneys with professional experience in the field of employment law, and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. Unless otherwise agreed by the parties, the arbitration hearing shall take place in Atlanta, Georgia at a place designated by the AAA. All arbitration procedures hereunder shall be confidential. The arbitrator shall have authority to include all or any portion of costs of such arbitration in an award. The arbitrator shall not have the power or authority to award indirect, special, incidental, consequential, exemplary, or punitive damages. The arbitrator may include equitable relief. Any arbitration awarded shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. It is understood and agreed by the parties that their agreements herein concerning arbitration do not otherwise alter the terms and conditions of employee's employment as provided by this agreement.

    17.  Waiver.  Any Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Any Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

    18.  Entire Agreement.  This Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

    19.  Amendments.  This Agreement may not be amended or modified except in writing signed by both Parties.

    20.  Successors and Assigns.  This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Sections 8 A, B, and C of this Agreement shall survive cessation of Your employment with the Company, regardless of the reason for cessation of Your employment and regardless of who causes the cessation.

    21.  Governing Law.  The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

    22.  No Strict Construction.  If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

    23.  Notice.  Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Optio Software, Inc. 3015 Windward Plaza Windward Fairways II Alpharetta, Georgia 30005 Attn: Chief Executive Officer
To Executive:	Warren K. Neuburger 3525 Newport Bay Drive Alpharetta, Georgia 30005

    Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address for notice by notifying the other party of such change in accordance with this Section.

    24.  Consent to Jurisdiction and Venue.  You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

    25.  AFFIRMATION.  YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

OPTIO SOFTWARE, INC.:
By:	/s/ C. WAYNE CAPE, CEO [name]
Date:	4-12-01
WARREN K. NEUBURGER:
By:	/s/ WARREN K. NEUBURGER
Date:	4-12-01

EXHIBIT A

DEFINITIONS

A.
"Business" shall mean the business of (i) developing and providing software that enables a business to integrate and present information to its customers, suppliers, partners, and employees through various types of media (including, but not limited to, print, Internet, e-mail and fax) by customizing, delivering and exchanging information over a computer network (the "Software"), and (ii) providing the implementation, training, and consulting services that support the Software.

B.
"Change of Control" shall mean either of the following: (i) the acquisition, directly or indirectly after the date of this Agreement, in one series of related transactions, of 30% or more of the Company's common stock by any "person" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended excluding any acquisitions in capital raising transactions; (ii) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company as a group would receive less than 30% of the voting capital stock of the surviving or resulting corporation, or (iii) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company, provided that none of the transactions described in subsections (i), (ii) or (iii) shall include a transaction or series of transactions with an entity which is controlled, directly or indirectly, after the transaction, by the Company or another entity in which the shareholders of the Company immediately prior to such transaction control, directly or indirectly, at least 30% of the outstanding voting securities (including any entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries).

C.
"Company" means Optio Software, Inc., its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.

D.
"Confidential Information" means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

E.
"Contact" means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F.
"Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

G.
"Employee" means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

H.
"Licensed Materials" means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

I.
"Restricted Period" means the time period during Your employment with the Company, and for one year after Your employment with the Company ends.

J.
"Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

K.
"Work Product" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

EXHIBIT B

PRESIDENT & CHIEF OPERATING OFFICER

Position Responsibilities:

    Develop the company's business and product strategy and carry it through full implementation.

    Work closely with the Chairman, CEO and BOD in reviewing the market place strategy and evaluating new growth opportunities and acquisition targets.

    Lead, manage and direct business on a day-to-day basis worldwide with full responsibility and accountability for vision, processes, growth, profitability and effectively implementing business plans.

    Establish strong connection with potential partners, customers, industry experts, trade analysts, financial analysts and investment bankers.

    Increase organizational intensity, establish individual and team goals and accountability, while creating an environment, which rewards and promotes a commitment to excellence and winning.

    Begin to assume a prominent industry profile through participation in a variety of public and industry-oriented forums to understand the competitive environment and opportunities for future growth.

QuickLinks

  Exhibit 10.1
EMPLOYMENT AGREEMENT
EXHIBIT A
EXHIBIT B